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                           March 31, 2021

       Oliver Peoples
       President and Chief Executive Officer
       YIELD10 BIOSCIENCE, INC.
       19 Presidential Way
       Woburn, Massachusetts 01801

                                                        Re: YIELD10 BIOSCIENCE,
INC.
                                                            Registration
Statement on Form S-3
                                                            Filed Match 29,
2021
                                                            File No. 333-254830

       Dear Dr. Peoples:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Charles
Eastman, Staff Accountant, at (202) 551-3794 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing